Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF KELLY C. CHAMBLISS TO BOARD OF DIRECTORS AND DECLARES QUARTERLY DISTRIBUTION

Boston, Massachusetts – March 11, 2022 – American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Kelly C. Chambliss as a director.

Ms. Chambliss is the Senior Vice President and Chief Operating Officer of IBM Consulting. Ms. Chambliss was previously Senior Vice President of IBM Consulting, Americas and Strategic Sales, and has served in various other senior leadership roles at IBM since late 2002, including as the Chief Technology Officer for IBM Global Business Services (GBS) and the Managing Partner for the Industrial and Distribution Markets in GBS within the United States. Ms. Chambliss joined IBM through the acquisition of PricewaterhouseCoopers Consulting, where she was a Partner. From September 2016 through December 2021, Ms. Chambliss served on the Board of Directors for CoreSite Realty Corporation, which was acquired by the Company on December 28, 2021.

“We are thrilled to have Kelly join our Board of Directors,” said Tom Bartlett, President and Chief Executive Officer of American Tower. “Kelly’s success as a leader of dynamic global services and technology businesses, together with her vast knowledge of CoreSite and the data center industry, provides a wealth of relevant experience to American Tower. We believe that Kelly will make a fantastic contribution to our Board as we execute on our Stand and Deliver strategy, drive sustained growth across our comprehensive global footprint and advance our platform expansion initiatives.”

In addition, the Company’s Board of Directors declared a quarterly cash distribution of $1.40 per share on shares of the Company’s common stock. The distribution is payable on April 29, 2022 to the stockholders of record at the close of business on April 13, 2022.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 220,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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